                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO. )(1)


                      InterNAP Network Services Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock Par Value $0.001
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45885A102
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


 -------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

         Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         / /      Rule 13d-1(b)
         / /      Rule 13d-1(c)
         /X/      Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 45885A102                    13G                    Page 2 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Investment Partners VIII, Limited Partnership
     06-1522124
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power

                                   6,031,516 Shares of Common Stock
                              --------------------------------------------------
                              (6)  Shared Voting Power
Number of Shares
Beneficially Owned                 Not applicable
by Each Reporting             --------------------------------------------------
Person With:                  (7)  Sole Dispositive Power

                                   6,031,516 Shares of Common Stock
                              --------------------------------------------------
                              (8)  Shared Dispositive Power

                                   Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     6,031,516 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     9.17%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                     Page 3 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Associates VIII, LLC
     06-1523705
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
                             (5)  Sole Voting Power

                                  Not applicable
                              --------------------------------------------------
                             (6)  Shared Voting Power
Number of Shares
Beneficially Owned                6,031,516 Shares of Common Stock
by Each Reporting            ---------------------------------------------------
Person With:                 (7)  Sole Dispositive Power

                                  Not applicable
                             ---------------------------------------------------
                             (8)  Shared Dispositive Power

                                  6,031,516 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,031,516 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     9.17%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                     Page 4 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VIII Affiliates Fund, Limited Partnership
     06-1528836
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
                                (5)  Sole Voting Power

                                     116,818 Shares of Common Stock
                                ------------------------------------------------
                                (6)  Shared Voting Power
Number of Shares
Beneficially Owned                   Not applicable
by Each Reporting               ------------------------------------------------
Person With:                    (7)  Sole Dispositive Power

                                     116,818 Shares of Common Stock
                                ------------------------------------------------
                                (8)  Shared Dispositive Power

                                     Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     116,818 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.18%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                    Page 5 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VIII Affiliates, LLC
     06-1531129
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power

                                   Not applicable
                              --------------------------------------------------
                              (6)  Shared Voting Power
Number of Shares
Beneficially Owned                 116,818 Shares of Common Stock
by Each Reporting             --------------------------------------------------
Person With:                  (7)  Sole Dispositive Power

                                   Not applicable
                              --------------------------------------------------
                              (8)  Shared Dispositive Power

                                   116,818 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     116,818 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.18%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                     Page 6 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Management Corporation
     06-0990851
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
                                (5)  Sole Voting Power

                                     Not applicable
                                ------------------------------------------------
                                (6)  Shared Voting Power
Number of Shares
Beneficially Owned                   6,148,334 Shares of Common Stock
by Each Reporting               ------------------------------------------------
Person With:                    (7)  Sole Dispositive Power

                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power

                                     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     9.34%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                     Page 7 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Bandel L. Carano
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                                (5)  Sole Voting Power

                                     Not applicable
                                ------------------------------------------------
                                (6)  Shared Voting Power
Number of Shares
Beneficially Owned                   6,148,334 Shares of Common Stock
by Each Reporting               ------------------------------------------------
Person With:                    (7)  Sole Dispositive Power

                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power

                                     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     9.34%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                     Page 8 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Gerald R. Gallagher
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                                (5)  Sole Voting Power

                                     Not applicable
                                ------------------------------------------------
                                (6)  Shared Voting Power
Number of Shares
Beneficially Owned                   6,148,334 Shares of Common Stock
by Each Reporting               ------------------------------------------------
Person With:                    (7)  Sole Dispositive Power

                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power

                                     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,148,334 Shares of Common Stock

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     9.34%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                     Page 9 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Edward F. Glassmeyer
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                                (5)  Sole Voting Power

                                     Not applicable
                                ------------------------------------------------
                                (6)  Shared Voting Power
Number of Shares
Beneficially Owned                   6,148,334 Shares of Common Stock
by Each Reporting               ------------------------------------------------
Person With:                    (7)  Sole Dispositive Power

                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power

                                     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     9.34%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                    Page 10 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Fredric W. Harman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                                (5)  Sole Voting Power

                                     Not applicable
                                ------------------------------------------------
                                (6)  Shared Voting Power
Number of Shares
Beneficially Owned                   6,148,334 Shares of Common Stock
by Each Reporting               ------------------------------------------------
Person With:                    (7)  Sole Dispositive Power

                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power

                                     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     9.34%
--------------------------------------------------------------------------------
12.               Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                    Page 11 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Ann H. Lamont
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

                                (5)  Sole Voting Power

                                     Not applicable
                                ------------------------------------------------
                                (6)  Shared Voting Power
Number of Shares
Beneficially Owned                   6,148,334 Shares of Common Stock
by Each Reporting               ------------------------------------------------
Person With:                    (7)  Sole Dispositive Power

                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power

                                     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     9.34%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                    Page 12 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Eileen M. More
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                                (5)  Sole Voting Power

                                     Not applicable
                                ------------------------------------------------
                                (6)  Shared Voting Power
Number of Shares
Beneficially Owned                   6,148,334 Shares of Common Stock
by Each Reporting               ------------------------------------------------
Person With:                    (7)  Sole Dispositive Power

                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power

                                     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,148,334 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     9.34%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 13 of 23 pages

                                  Schedule 13G
                               Amendment No. ___*
                          Common Stock Par Value $0.001
                               CUSIP No. 45885A102

ITEM 1(A)         NAME OF ISSUER:

                  InterNAP Network Services Corporation

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  601 Union Street, Suite 1000
                  Seattle, Washington 98101

ITEM 2(A)         NAME OF PERSON FILING:

     Oak Investment Partners VIII, Limited Partnership
     Oak Associates VIII, LLC
     Oak VIII Affiliates Fund, Limited Partnership
     Oak VIII Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More (as of January 1, 2000, Ms. More has ceased to be a filing person)

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

ITEM 2(C)         CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

     Common stock Par Value $0.001

ITEM 2(E)         CUSIP NUMBER: 45885A102

                                                             Page 14 of 23 pages

ITEM 3            Not Applicable.

ITEM 4            OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 65,792,882 shares outstanding as of November 1, 1999, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, plus shares issuable upon conversion or exercise of options to acquire common stock as described in the following two sentences. Amounts shown as beneficially owned include currently exercisable options to purchase 39,240 shares of common stock and 760 shares of common stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Investment Partners VIII, Limited Partnership and Oak VIII Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10           CERTIFICATIONS.

     Not applicable

                                                             Page 15 of 23 pages

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated:  February 14, 2000

     Entities:

Oak Investment Partners VIII, Limited Partnership
Oak Associates VIII, LLC
Oak VIII Affiliates Fund, Limited Partnership
Oak VIII Affiliates, LLC
Oak Management Corporation

                                          By:  /S/ EDWARD F. GLASSMEYER
                                               ---------------------------------
                                               Edward F. Glassmeyer, as
                                               General Partner or
                                               Managing Member or as
                                               Attorney-in-fact for the
                                               above-listed entities

     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
Eileen M. More

                                          By:  /S/ EDWARD F. GLASSMEYER
                                               ---------------------------------
                                               Edward F. Glassmeyer,
                                               Individually and as
                                               Attorney-in-fact for the
                                               above-listed individuals

                                                             Page 16 of 23 pages

                                INDEX TO EXHIBITS

                                                                            PAGE
                                                                            ----
EXHIBIT A          Agreement of Reporting Persons                            17

EXHIBIT B          Power of Attorney                                         18